EXECUTIVE RETENTION AGREEMENT


         This Agreement between Claude Corvino (you) and Harding Lawson Associates Group Inc. (Company) have been entered into as of February 17, 1999. This Agreement promises you severance benefits if, following a Change of Control, a Potential Change in Control or a Change of Management, (referred to collectively hereafter as the "Change") you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.

1. Purpose

         The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control or a Change in Management may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control or Management. One step is to enter into this Agreement with you.

2. Your Promise

         If one or more of the events set forth in section 3 below occur during the Term of this Agreement, you promise not to resign for at least 12 full calendar months except as follows: (a) you may resign if you are given Good Reason to do so; and (b) you may terminate employment on account of retirement on or after attaining age 65 or because you become unable to work due to serious illness or injury.

3. Events That Trigger Severance Benefits

(a) Termination After a Change in Management

         You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Change in Management has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability) or you resign for Good Reason.

(b) Termination After a Change in Control

         You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability) or you resign for Good Reason.

(c) Termination After a Potential Change in Control

         You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.

(d) Successor Fails To Assume This Agreement

         You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 13(a).

4. Events That Do Not Trigger Severance Benefits

         You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 3(c), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.

5. Termination Procedures

         If you are terminated by the Company after the Change and during the Term of this Agreement, you will receive written notice of your termination If you are being terminated for Cause, your notice of termination will include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination (after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board)) finding that, in the good faith opinion of the Board, Cause for your termination exists and specifying the basis for that opinion in detail.

6. Severance Benefits

(a) In General

         If you become entitled to Severance Benefits under this Agreement, you may receive all of the Severance Benefits described in this Section. Severance benefits will be payable to you following your termination of employment only if you deliver to the Company (on the form and by the deadline it prescribes) your executed general release of all claims you may have against the Company and its affiliates relating to your termination of employment, other than claims under this Agreement, indemnification rights for your acts in the course and scope of your employment, or under ERISA-regulated employee benefit plans of the Company.

(b) Lump-Sum Payment in Lieu of Future Compensation

         In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 1.0 times your annual base salary in effect when your employment ends or, if higher, in effect immediately before the Change, or Good Reason event for which you terminate employment

(c) Group Insurance Benefit Continuation

         During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 12th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company's COBRA obligations. After benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights.

(d) Acceleration of Vesting under Stock Option Plans

         To the extent permitted by the terms of the plans or under applicable law, your rights to options granted under any of the Company's stock option plans shall be immediately vested.

(e) Allowance for Professional Services

         You will receive an allowance of $10,000 for your use for outplacement, legal services, tax advice, or other professional services in connection with the termination of your employment with the Company. Upon presentation of invoices, the Company will pay the service providers directly until the allowance has been exhausted. If any balance remains in the allowance fund at the end of six months following termination, that balance will be paid to you in a lump sum; the unused balance shall be determined on the basis of invoices received by the Company on or before the end of the allowance period. The Company shall have no other responsibility for expenses incurred by you except as otherwise set forth in this Agreement.

(f) Payment of Accrued Personal Time Off ("PTO")

         The Company will pay you all PTO that has accrued through the date your employment terminates. No additional PTO shall accrue thereafter.

(g)  Deferred Compensation Plans

         Your vested rights under the Company's 401(k) Salary Deferral Plan and the Company's Rabbi Trust Non-Qualified Salary Deferral Plan shall continue to be governed by the terms and conditions of the Plan documents and applicable law.

7. Time for Payment

         You will be paid your cash Severance Benefits within 15 days after you become entitled to Severance Benefits under this Agreement (e.g., within 15 days following your termination of employment

8. Relation to Other Severance Programs

         Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement; to the extent any such benefits are paid to you, they shall be applied to reduce the amount due under this Agreement. This Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to such benefits. Notwithstanding any other provision of this Agreement, if you are terminated for any reason not addressed by this Agreement, other than termination for Cause, you will receive separation benefits consistent with the Companys written severance policy or six months salary, whichever is greater.

9. Disability

         Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under the Company's compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.

10. Effect of Reemployment

         Your Severance Benefits will not be reduced by any other compensation you earn or could have earned.

11. Successors

(a) Assumption Required

         In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession.
Notwithstanding the foregoing, you and the Company or its successor may in writing agree to replace or modify the terms of this Agreement.

(b) Heirs and Assigns

         This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.

12. Amendments

         This Agreement may be modified only by a written agreement executed by you and the Chairman of the Board of Directors of the Company.

13. Governing Law

         This Agreement creates a "top hat" employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the "plan administrator." To the extent that state law is applicable, the statutes and common law of the State of California (excluding its choice of law statutes or common law) shall apply.

14.  Dispute Resolution

(a) Sole Remedy

                  Both you and the Company agree that the sole and exclusive remedy for any alleged breach of this Agreement by the other, or for any other dispute arising out of any act or omission of you or the Company affecting, involving or relating to this Agreement, shall be final and binding arbitration conducted by and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in the County of San Francisco, California. The Parties expressly waive venue in any other county or state in which they live or might live.

(b) Time

         Before demanding arbitration, the Party making the demand shall serve written notice upon the other Party of the alleged breach or claim. Such written notice must be served by hand delivery or by being placed in the U.S. Mail, postage pre-paid, return receipt requested, or with an overnight mail delivery service, not more than ninety (90) days after the breach or after the claim arises. Failure timely to serve such notice shall constitute a waiver of the claim. The party upon whom the notice is served shall have thirty (30) days from the date of receipt of the notice to respond. If the party upon whom the notice is served fails to respond within that time, of if the claim is not resolved within that time, the party seeking arbitration must serve a demand for arbitration upon the American Arbitration Association within fourteen (14) days. Failure timely to serve the demand shall constitute a waiver of the claim.

(c) Expenses and Attorneys' Fees

         The prevailing party in any such proceeding, as determined by the arbitrator, shall be entitled to an award of its reasonable attorneys' fees and costs, including the full cost of the arbitration.

15. Limitation on Employee Rights

         This Agreement does not give you the right to be retained in the service of the Company.

16. Validity

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17. Counterparts

         This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. Giving Notice

(a) To the Company

         All communications from you to the Company relating to this Agreement must be sent to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

         If Mailed           Harding Lawson Associates
                             Attention: Greg Klein
                             7655 Redwood Boulevard
                             P. O. Box 578
                             Novato, California 94948

         If Faxed            Harding Lawson Associates
                             Attention: Greg Klein
                             Fax:  (415) 892 - 0685
                             Tel.: (415) 892 - 0821

(b) To You

         All communications from the Company to you relating to this Agreement must be sent to you in writing, addressed as indicated at the end of this Agreement.

19. Definitions

(a) Agreement

         "Agreement" means this contract, as amended.

(b) Beneficial Owner

         "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) Board

         "Board" means the Board of Directors of the Company.

(d) Cause

         "Cause" means any of the following:

         (1) Willful Failure to Perform Duties. You continue willfully to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Board that specifically identifies how you have failed to perform. Your conduct will not be considered "willful" if you reasonably believed that you were acting in the best interests of the Company or if your failure to perform was caused by your physical or mental illness. You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

         (2) Willful Adverse Conduct. You willfully engage in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise. Your conduct will not be considered "willful" if you reasonably believed that you were acting in the best interests of the Company.

(e) Change in Control

         "Change in Control," means the first of the following to occur after the date of this Agreement:

         (1) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.


         (2) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding securities.

         (3) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or a plan of complete liquidation of the Company.

(f) Change in Management

         "Change in Management," means the Company has hired a new Chief Executive Officer ("CEO").

(g) Code

         "Code" means the Internal Revenue Code of 1986, as amended.

(h) Company

         "Company" means Harding Lawson Associates Group Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

(i) Disability

         "Disability" means that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of 6 consecutive months; (ii) the Company has notified you that it intends to terminate you on account of Disability; and
(iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of Disability.

(j) Exchange Act

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k) Good Reason

         "Good Reason" means the occurrence of any of the following without your express written consent after the Change:

         (1) Demotion. Your duties and responsibilities are substantially and adversely altered from those in effect immediately before the Change, other than merely as a result of the Company ceasing to be a public company, a change in your title, or your transfer to an affiliate.

         (2) Pay Cut. Your annual base salary is reduced other than as part of across-the-board salary reductions affecting all employees of similar status employed by the Company and any Person in control of the Company.

         (3) Relocation. Your principal office is transferred to another location, which increases your one-way commute to work by more than 50 miles, based on your residence when the transfer was announced or, if you consent to the transfer, the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm's-length sale for adequate consideration. For purposes of the preceding sentence, your "loss" will be the difference between the actual sales price of your residence and the higher of: (a) your aggregate investment in the residence; or (b) the fair market value of the residence, as determined by a real estate appraiser designated by you and satisfactory to the Company.

         (4) Discontinuance of Compensation Plan Participation. Other than as part of an across-the-board reduction affecting all employees of similar status employed by the Company and any Person in control of the Company, the Company fails to continue, or continue your participation in, any compensation plan in which you participated immediately before the Change that is material to your total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to you than the plan in effect immediately before the Change, both as to the benefits you receive and your level of participation relative to other participants. The plans referred to in the preceding sentence include such programs as Incentive Compensation Plan and Incentive Stock Option Plan (if still in effect immediately before the Change), similar programs, and any substitute plans adopted before the Change.

         (5) Discontinuance of Benefits. Other than as part of an across-the-board change affecting all employees of similar status employed by the Company, the Company stops providing you with benefits that, in the aggregate, are substantially as valuable to you as those you enjoyed immediately before the Change under the Company's pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, and any other fringe benefit plans, programs, and arrangements.

         (6) Notice of Prospective Action. During the Term of this Agreement, you are officially notified or it is officially announced that the Company will take any of the actions listed above.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 90 days after the event occurs; (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment; or (c) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(l) Person

         "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(m) Potential Change in Control

         "Potential Change in Control" means that any of the following has occurred during the term of this Agreement:

         (1) Agreement Signed. The Company enters into an agreement that will result in a Change in Control.

         (2) Notice of Intent to Seek Change in Control. The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change in Control.

         (3) Board Declaration. With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

(n) Severance Benefits

         "Severance Benefits" means your benefits under Section 6 of this Agreement.

(o) Term of this Agreement

         "Term of this Agreement" means the period that commences on the date of this Agreement and ends on the later of:

     (1) The last day of the 24th month from the date of this Agreement.
           or
     (2) The last day of the 12th month from the Change.





Date 02/22/99              /s/ Greg P. Klein
                           Gregory P. Klein
                           Vice President - Human Resources


Date 02/17/99              /s/ D. K. Stager
                           Donald K. Stager
                           Chairman - Compensation Committee



Date 02/17/99               /s/ Claude Corvino
                            Claude Corvino

Company notices to you shall be addressed as follows (or in any other manner you notify the Company to use):


         If Mailed                          Claude Corvino
                                            1172 Wikiup Drive.
                                            Santa Rosa, Ca. 95403


         If Faxed                           Claude Corvino
                                            Fax:    N/A
                                            Tel.:   (707) 545-4664